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                                                                      Exhibit 11

                       OGDEN CORPORATION AND SUBSIDIARIES

                  DETAILS OF COMPUTATION OF EARNINGS PER SHARE

                                                                   FOR THE THREE MONTHS ENDED MARCH 31,
                                  --------------------------------------------------------------------------------------------------
                                                         2000                                              1999
                                  -------------------------------------------------   ----------------------------------------------
                                    Income           Shares            Per-Share        Income          Shares          Per-Share
                                  (Numerator)     (Denominator)         Amount        (Numerator)    (Denominator)        Amount
                                  ------------    --------------     --------------   -------------  --------------   --------------
                                                                (In thousands, except per share amounts)

Income (loss) from continuing
  operations                      $   (4,174)                                         $    4,059
Less: preferred stock dividend            17                                                  35
                                  ------------                                        -------------
Basic Earnings (Loss)
  Per Share                           (4,191)           49,559       $      (0.08)         4,024           48,960     $       0.08
                                                                     ==============                                   ==============


Effect of Dilutive Securities:

Stock options                                              (A)                                                494

Convertible preferred stock                                (A)                                35              251

6% convertible debentures                                  (A)                                                (A)

5-3/4% convertible debentures                              (A)                                                (A)

                                  ------------    --------------     --------------   -------------  --------------   --------------
Diluted Earnings (Loss)
  Per Share                       $   (4,191)           49,559       $      (0.08)    $    4,059           49,705     $       0.08
                                  ============    ==============     ==============   =============  ==============   ==============

(A) Antidilutive

Note:

Basic earnings per common share was computed by dividing net income, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock outstanding during each period.

Diluted earnings per common share was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.